Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800
For Immediate Release
30-July-2009
GREENHILL & CO., INC. ANNOUNCES PRICING OF ITS COMMON STOCK
OFFERING
NEW YORK, July 30, 2009 — Greenhill & Co., Inc. [NYSE: GHL], a leading independent investment banking firm, announced today that it priced an offering on July 30, 2009 of 3,000,000 shares currently owned by certain managing directors and senior advisors of Greenhill & Co. at $76.00 per share. The selling stockholders have granted the underwriters an option to purchase up to an additional 450,000 shares within a 30-day period to cover additional sales. The offering is expected to close on August 4, 2009, subject to customary closing conditions. Goldman, Sachs & Co. is acting as bookrunning manager for the offering, and William Blair & Company, JMP Securities, Keefe, Bruyette & Woods and Sandler O’Neill + Partners, L.P. are acting as co-managers for the offering.
Greenhill & Co. will not receive any proceeds from the sale of the shares offered and sold by the selling stockholders.
A printed copy of the prospectus supplement relating to the offering may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad St., New York, NY 10004 or by calling (866)-471-2526 or by faxing (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.